FOURTH AMENDMENT TO DEVELOPMENT

AND COMMERCIALIZATION AGREEMENT

THIS FOURTH AMENDMENT TO DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Fourth Amendment”) is made as of the 24th day of May, 2012, by and between Artann Laboratories, Inc. (“Artann”), a New Jersey corporation and ProUroCare Medical Inc. (“ProUroCare”), a Nevada corporation.

RECITALS

A. Artann and ProUroCare (“the Parties”) entered into a Development and Commercialization Agreement (“the Development Agreement”) on July 25, 2008 relating to a Prostate Mechanical Imaging System (the “PMI System”).

B. The Parties have amended the Development Agreement three (3) times since July 25, 2008, and have put forward their best efforts and performed their obligations in full compliance to date with the Development Agreement as so amended.

C. The Parties now wish to further amend the Development Agreement as provided herein.

Now, therefore, in consideration of the covenants and agreements set forth herein and for valuable consideration, receipt of which is hereby acknowledged, the Parties mutually agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Terms used in this Fourth Amendment but not defined or redefined in this Fourth Amendment shall have the meanings ascribed thereto in the Development Agreement and all prior Amendments thereto.

ARTICLE II

AMENDMENTS

Section 3.3(c) is hereby amended and restated in its entirety to read as follows:

“(c)        (i)            One Hundred Thousand Dollars ($100,000.00) paid within three (3) days of the date of this Fourth Amendment;

(ii)	Four Hundred Thousand Dollars ($400,000.00) to be paid in increments of Twenty Five Percent (25%) of all net cash received by ProUroCare from any funding source from the date of this Fourth Amendment until October 27, 2012, payable within five (5) business days of each such funding received, with any unpaid balance payable on October 27, 2012;

(iii)	Simple interest at an annual rate of ten percent (10%) shall accrue daily beginning on April 27, 2012 on the difference between (a) the amounts that would have been paid to Artann under Section 3.3(c) of the Development Agreement as amended by the Third Amendment thereto, and (b) the cumulative payments made under subsections 3.3(c)(i) and 3.3(c)(ii) hereof. The accrued interest shall be payable on October 27, 2012.

(iv)	In recognition of Artann’s accommodation to ProUroCare by rescheduling the timing of payments as described in this Fourth Amendment, an accommodation fee equal to the amount due under Section 3.1(c)(iii) shall be payable on October 27, 2012.

(v)	Two Hundred Fifty Thousand Dollars ($250,000.00) payable on October 27, 2012.”

IN WITNESS THEREOF, the Parties, intending to be legally bound, have caused this Amendment to be executed by their duly authorized officers, as of the effective date of this Amendment.

PROUROCARE MEDICAL INC.	ARTANN LABORATORIES, INC.

By :/s/ Richard Carlson	By: /s/ Noune Sarvazyan
Richard Carlson	Noune Sarvazyan

Title: Chief Executive Officer	Title: Chief Executive Officer

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